Exhibit 3.1

Robot Consulting Co., Ltd.

ARTICLES OF INCORPORATION

April 8, 2021	Enacted
December 12, 2022	Amended
January 16, 2024	Amended
June 28, 2024	Amended
December 19, 2024	Amended
January 7, 2025	Amended
June 26, 2026	Amended

Chapter 1 General Provisions

Article 1 (Trade Name)

The Company shall be called “Kabushiki Kaisha Robot Consulting”; provided, however, that it shall be represented in English as “Robot Consulting Co., Ltd.”

Article 2 (Purpose)

The Company shall have as its purpose the conduct of the following businesses:

(1) Planning, research, development, manufacture, sale, and repair of robots, etc. and equipment related thereto

(2) Promotion of research and development of robots, etc. and dissemination of technologies for their utilization

(3) Promotion of the commercialization of robot, etc. systems and the dissemination of their utilization

(4) Development of human resources relating to the development and utilization of robots, etc.

(5) Promotion of international exchange relating to robots, etc.

(6) Promotion of standardization relating to robots, etc.

(7) Planning, research, development, design, manufacture, sale, maintenance, leasing, rental, import and export of computer software and hardware, and consulting business related thereto

(8) Mail-order sales business

(9) Data entry by computer systems and contracted clerical processing incidental thereto

(10) Collection, distribution, processing and sale of information and images through communication systems, and sale of equipment and apparatus related thereto

(11) Various information-providing services and information-gathering services utilizing communication networks such as the Internet and electronic technology

(12) Planning, production, sale and rental of audio and video software

(13) Information collection, analysis, management and processing services, information-providing services, and research and development relating to information processing

(14) Management consulting business

(15) Investment and consulting business relating thereto

(16) Business supporting the formulation of corporate strategy, corporate innovation, construction of corporate information systems, and M&A

(17) Asset management and administration, and consulting business relating thereto

(18) Marketing research and the investigation, collection and provision of management information

(19) Educational business for human resource development and capability development

(20) Operation of visiting nursing, telemedicine, and home-care facilities

(21) Sale of medical equipment

(22) Consulting business relating to the incorporation, merger, dissolution and liquidation of companies

(23) Production, sale and brokerage of electronic publications

(24) Advertising agency business and various advertising-related business

(25) Education and counseling business for human resource development, vocational aptitude, and capability development

(26) Planning, editing, production, publication and sale of books

(27) Planning, drafting, implementation, operation and consulting business relating to training sessions, seminars, lectures, workshops and other events

(28) Financial business

(29) Planning, operation and management of job-offer and job-seeking information provision services

(30) Sale, purchase and installation of power generators and storage batteries utilizing new energy (solar light, solar heat, wind power, hydraulic power, geothermal power, wave power, biomass, waste, etc.) and maintenance and management business relating thereto

(31) Sale and purchase, leasing, brokerage, intermediation and management of real estate, and consulting business relating to real estate transactions, etc.

(32) Worker dispatching business

(33) Fee-charging employment placement business

(34) Secondhand-goods dealer business under the Secondhand Articles Dealer Act

(35) Any and all business incidental or related to each of the preceding items

Article 3 (Location of Head Office)

The Company shall have its head office in Minato-ku, Tokyo.

Article 4 (Method of Public Notice)

Public notices of the Company shall be given by electronic public notice; provided, however, that if electronic public notice cannot be given due to an accident or other unavoidable circumstances, public notices shall be given by publication in the Nihon Keizai Shimbun.

Article 5 (Organs)

In addition to the general meeting of shareholders and directors, the Company shall have the following organs:

(1) Board of Directors

(2) Board of Statutory Auditors

Chapter 2 Shares

Article 6 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 168,000,000.

Article 7 (Issuance of Share Certificates)

The Company shall issue share certificates for the shares it issues.

2. Share certificates issued by the Company shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 8 (Acquisition of the Company’s Own Shares)

The Company may, pursuant to Article 165, Paragraph 2 of the Companies Act, acquire its own shares by resolution of the Board of Directors.

Article 9 (Request for Entry or Recording of Matters in the Register of Shareholders)

A person who has acquired shares of the Company shall, when requesting that matters be entered or recorded in the register of shareholders, submit a written request in the form prescribed by the Company, jointly signed or affixed with the name and seal of both the acquirer of the shares and the person recorded or entered in the register of shareholders as the shareholder of the shares so acquired, or such person’s heir or other general successor; provided, however, that where the case falls under grounds prescribed by the applicable ordinance of the Ministry of Justice, the acquirer of the shares may make such request alone.

Article 10 (Request for Registration of Pledge and Indication of Trust Property)

A person requesting registration of a pledge or indication of trust property with respect to shares issued by the Company shall submit to the Company a written request in the form prescribed by the Company, signed or affixed with the name and seal of the parties concerned. The same shall apply to a request for cancellation of such registration or indication.

Article 11 (Fees)

A person making a request under the preceding two Articles shall pay the fee prescribed by the Company.

Article 12 (Record Date)

The Company shall deem the shareholders having voting rights who are recorded or entered in the final register of shareholders as of the last day of each business year to be the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders for that business year.

2. In addition to the preceding paragraph, when necessary, the Company may, by giving advance public notice, deem the shareholders or registered pledgees of shares recorded or entered in the final register of shareholders as of a specified date to be the shareholders or registered pledgees of shares entitled to exercise their rights.

Article 13 (Notification of Shareholders’ Addresses, etc.)

Shareholders and registered pledgees of shares of the Company, or their statutory agents or representatives, shall notify the Company of their address, name or trade name, and seal impression, in the form prescribed by the Company.

2. The same shall apply where any matter notified under the preceding paragraph is changed.

Article 14 (Number of Shares Constituting One Unit)

The number of shares constituting one unit of the Company’s shares shall be 100.

Article 15 (Rights Relating to Shares Less Than One Unit)

A shareholder holding shares less than one unit of the Company may not exercise any rights with respect to such shares other than the following rights:

(1) The rights set forth in the items of Article 189, Paragraph 2 of the Companies Act

(2) The right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act

(3) The right to be allotted shares for subscription and share options for subscription in proportion to the number of shares held

(4) The right to request the purchase of additional shares less than one unit (provided that, as prescribed in the Share Handling Regulations, the shareholder may also request the sale of a number of shares which, together with the shares less than one unit, will constitute a number of shares equal to one unit)

Article 16 (Administrator of the Register of Shareholders)

The Company shall have an administrator of the register of shareholders.

2. The administrator of the register of shareholders and the place where it handles its affairs shall be determined by resolution of the Board of Directors.

3. The Company shall entrust the administrator of the register of shareholders with the preparation and keeping of the register of shareholders and the register of share options, and other affairs relating thereto, and the Company itself shall not handle such affairs.

Article 17 (Share Handling Regulations)

Matters concerning the handling of, and fees relating to, the Company’s shares shall, in addition to laws and regulations and these Articles of Incorporation, be governed by the Share Handling Regulations established by the Board of Directors.

Chapter 3 General Meeting of Shareholders

Article 18 (Convocation)

The ordinary general meeting of shareholders of the Company shall be convened within three months after the end of each business year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 19 (Record Date for the Ordinary General Meeting of Shareholders)

The record date for voting rights at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

Article 20 (Person Authorized to Convene)

Except as otherwise provided by laws and regulations, the general meeting of shareholders shall be convened by the president and representative director.

Article 21 (Chairperson of the General Meeting of Shareholders)

The president and representative director shall act as chairperson of the general meeting of shareholders.

2. If the president and representative director is unable to act due to an accident or other cause, another director shall convene the general meeting of shareholders and act as chairperson, in the order predetermined by the Board of Directors.

Article 22 (Resolutions of the General Meeting of Shareholders)

Except as otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of the general meeting of shareholders shall be adopted by a majority of the voting rights of the shareholders present who are entitled to exercise voting rights.

2. Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by a two-thirds or greater majority of the voting rights of the shareholders present, at a meeting where shareholders holding a majority of the voting rights of shareholders entitled to exercise voting rights are present.

Article 23 (Minutes)

Minutes of the general meeting of shareholders shall be prepared stating the date, time and place of the meeting, the officers present, a summary of the proceedings and their results, and other matters prescribed by the applicable ordinance of the Ministry of Justice; the chairperson and the directors present shall sign or affix their names and seals thereto, or affix an electronic signature thereto, and the minutes shall be kept at the head office for ten years from the date of the general meeting of shareholders.

Article 24 (Exercise of Voting Rights by Proxy)

A shareholder may exercise voting rights by appointing one other shareholder of the Company having voting rights as proxy.

2. A shareholder or proxy shall submit to the Company, for each general meeting of shareholders, a document evidencing the power of representation.

Chapter 4 Directors and the Board of Directors

Article 25 (Number of Directors)

The Company shall have not more than ten directors.

Article 26 (Election of Directors)

Resolutions for the election of directors of the Company shall be adopted at a general meeting of shareholders by a majority of the voting rights of the shareholders present, at a meeting where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.

2. Resolutions for the election of directors shall not be by cumulative voting.

Article 27 (Term of Office of Directors)

The term of office of a director shall expire at the close of the ordinary general meeting of shareholders relating to the last business year ending within two years after the director’s election.

2. The term of office of a director elected to fill a vacancy or as an additional director shall be the remaining term of office of the predecessor or of the directors in office at the time of such election.

Article 28 (Person Authorized to Convene, and Chairperson of, the Board of Directors)

Except as otherwise provided by laws and regulations, the Board of Directors shall be convened by, and the president and representative director shall act as chairperson of, the Board of Directors.

2. If the president and representative director is unable to act due to an accident or other cause, another director shall convene the Board of Directors and act as chairperson thereof, in the order predetermined by resolution of the Board of Directors.

Article 29 (Notice of Convocation of the Board of Directors)

Notice of convocation of a meeting of the Board of Directors shall be given to each director not later than three days prior to the date of the meeting; provided, however, that this period may be shortened in case of urgent necessity.

2. A meeting of the Board of Directors may be held without the procedures for convocation where all of the directors consent thereto.

Article 30 (Representative Directors and Directors with Titles)

The Company shall, from among its directors, have one president and representative director and, as necessary, one or more executive managing directors and managing directors, selected by resolution of the Board of Directors. Where the Company has two or more directors, one or more representative directors shall be determined by mutual election among the directors, and one of them shall be the president and representative director.

2. The president and representative director shall represent the Company. Where the Company has only one director, such director shall be the representative director and the president and representative director.

Article 31 (Delegation of Decisions on Important Business Execution)

The Board of Directors may, pursuant to Article 399-13, Paragraph 6 of the Companies Act, delegate to a director, by its resolution, the decision on all or part of important business execution (excluding the matters set forth in the items of Paragraph 5 of the same Article).

Article 32 (Method of Resolution)

Resolutions of the Board of Directors shall be adopted by a majority of the directors present who are entitled to participate in the resolution, at a meeting where a majority of such directors are present.

Article 33 (Omission of Resolution of the Board of Directors)

Where the requirements of Article 370 of the Companies Act are satisfied, the Company shall deem a resolution of the Board of Directors to have been adopted with respect to the matter that is the subject of such resolution.

Article 34 (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall, in addition to laws and regulations and these Articles of Incorporation, be governed by the Regulations of the Board of Directors established by the Board of Directors.

Article 35 (Remuneration of Directors)

The remuneration, bonuses, and other property benefits to be received by directors from the Company as consideration for the performance of their duties shall be determined by resolution of the general meeting of shareholders.

Article 36 (Exemption from Liability of Directors)

The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt a director (including a person who was formerly a director) from liability under Article 423, Paragraph 1 of the same Act to the extent permitted by laws and regulations.

2. The Company may, pursuant to Article 427, Paragraph 1 of the Companies Act, enter into an agreement with a director (excluding an executive director, etc.) limiting such director’s liability for damages arising from a breach of duty; provided, however, that the maximum amount of liability under such agreement shall be the amount prescribed by laws and regulations.

Chapter 5 Statutory Auditors and the Board of Statutory Auditors

Article 37 (Number of Statutory Auditors)

The Company shall have not more than four statutory auditors.

Article 38 (Election of Statutory Auditors)

Statutory auditors of the Company shall be elected at a general meeting of shareholders, by a resolution adopted by a majority of the voting rights of the shareholders present, at a meeting where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.

Article 39 (Term of Office of Statutory Auditors)

The term of office of a statutory auditor shall expire at the close of the ordinary general meeting of shareholders relating to the last business year ending within four years after the statutory auditor’s election.

2. The term of office of a statutory auditor elected to fill a vacancy arising from the retirement of a statutory auditor prior to the expiration of such auditor’s term shall be the remaining term of office of the retiring statutory auditor.

Article 40 (Full-Time Statutory Auditor)

The Board of Statutory auditors shall, by its resolution, select a full-time statutory auditor.

Article 41 (Notice of Convocation of the Board of Statutory Auditors)

Notice of convocation of a meeting of the Board of Statutory Auditors shall be given to each statutory auditor not later than three days prior to the date of the meeting; provided, however, that this period may be shortened in case of urgent necessity.

2. A meeting of the Board of Statutory Auditors may be held without the procedures for convocation where all of the statutory auditors consent thereto.

Article 42 (Remuneration of Statutory Auditors)

The remuneration, etc. of statutory auditors shall be determined by resolution of the general meeting of shareholders.

Article 43 (Exemption from Liability of Statutory Auditors)

The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt a statutory auditor (including a person who was formerly a statutory auditor) from liability for damages arising from a breach of duty, to the extent permitted by laws and regulations.

2. The Company may, pursuant to Article 427, Paragraph 1 of the Companies Act, enter into an agreement with an outside statutory auditor limiting such auditor’s liability for damages arising from a breach of duty; provided, however, that the maximum amount of liability under such agreement shall be the amount prescribed by laws and regulations.

Article 44 (Regulations of the Board of Statutory Auditors)

Matters concerning the Board of Statutory Auditors shall, in addition to laws and regulations and these Articles of Incorporation, be governed by the Regulations of the Board of Statutory Auditors established by the Board of Statutory Auditors.

Chapter 6 Accounting

Article 45 (Business Year)

The business year of the Company shall be one year, from April 1 of each year to March 31 of the following year.

Article 46 (Dividends of Surplus)

Dividends of surplus shall be paid to the shareholders or registered pledgees of shares recorded or entered in the final register of shareholders as of the last day of each business year.

Article 47 (Record Date for Dividends of Surplus)

The record date for the Company’s year-end dividend shall be March 31 of each year.

2. The record date for the Company’s interim dividend shall be September 30 of each year.

3. In addition to the preceding two paragraphs, the Company may pay dividends of surplus by determining a record date therefor.

Article 48 (Prescription Period for Dividends)

If dividend property that consists of money is not received even after the lapse of three full years from the date on which payment thereof commenced, the Company shall be relieved of its obligation to pay the same.

Chapter 7 Supplementary Provisions

Article 49 (Governing Law)

Matters not provided for in these Articles of Incorporation shall be governed by the Companies Act and other applicable laws and regulations.

End